EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our reports dated April 26, 2013, with respect to the December 31, 2012 balance sheet of ICON ECI Fund Sixteen, and February 1, 2013 with respect to the January 25, 2013 balance sheet of ICON MT 16, LLC in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-185144) and related Prospectus of ICON ECI Fund Sixteen for the registration of up to $250,000,000 in Class A and Class I shares.

/s/ Ernst & Young LLP

New York, New York

June 21, 2013